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Exhibit 21.1

Subsidiaries of Greenwich Kahala Aviation Ltd. — Bermuda

Greenwich Kahala Services, Ltd. — Bermuda

Greenwich Kahala USA, Inc. — Delaware

GKA Leasing 25141 Limited — Ireland